                                                                      EXHIBIT 22

                                   United Stationers Inc.
                                   2200 East Golf Road
                                   Des Plaines, IL 60016

                                   November 16, 1994

Associated Stationers Inc.
1075 Hawthorn Drive
Itasca, Il 60143

Wingate Partners
750 N. St. Paul, Suite 1200
Dallas, TX 75201
Attention: Thomas W. Sturgess, Chairman

Dear Tom:

           You have requested information from United Stationers Inc. (the "Company") in connection with your evaluation of the possibility of a transaction between the Company and/or its security holders and yourself. As a condition to our furnishing such information to you, we are requiring that you agree, as set forth below, to treat confidentially such information and any other information we or our agents furnish to you, whether furnished before or after the date of this letter (such information being collectively referred to herein as the "Evaluation Material"). For purposes of this letter, it is understood and agreed that the term "Evaluation Material" shall also include all analyses, compilations, studies and other documents prepared by you or on your behalf that contain, reflect or based upon any such information.

           You acknowledge that the Evaluation Material has substantial economic value to the Company and that the Company would suffer economic injury if any of the Evaluation Material were disclosed or used in a manner other than as permitted hereby. You agree that you will not use the Evaluation Material in any way detrimental, in the judgment of the Company's management, to the Company and that such information will be kept confidential by you and your agents and advisors; provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and to representatives of your advisors, and to individuals acting in similar capacities on your behalf, in each case who need to know such information for the purpose of evaluating a possible transaction between you and the Company and/or its security holders (it being understood that such directors, officers, employees, representatives and other persons shall be informed by you of the confidential nature of

Thomas W. Sturgess, Chairman
Associated Stationers Inc.
November 16, 1994
Page 2

such information and you shall cause them to treat such information confidentially and to restrict the use of such information in accordance with the terms hereof as if they were expressly bound hereby), and (ii) any disclosure of such information may be made to which the Company consents in writing.

          If at any time you consider a transaction which would involve participation directly or indirectly by a third party, you agree that such third party will undertake with you to hold such information in confidence (which undertaking shall be in writing and for the express benefit of the Company) prior to disclosure by you to any such third party of any Evaluation Material.

          In addition, without the prior written consent of the other party, each of the Company and you will not, and will direct its directors, officers, employees and representatives of your advisors not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and/or its security holders and yourself or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof and the possibility thereof. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

          In addition, you hereby acknowledge that you are aware, and that you will advise your directors, officers, employees, agents and advisors who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of a company which may be a party to a transaction of a type contemplated by this letter agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

          In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or otherwise by law) to disclose any information supplied to you or your agents or representatives in the course of your dealings with the Company or its representatives or agents, you

Thomas W. Sturgess, Chairman
Associated Stationers Inc.
November 16, 1994
Page 3


will provide the Company with prompt notice of such request(s) and the documents and other information requested thereby so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless, in the opinion of your counsel (who shall not be an employee of yours), compelled to disclose information concerning the Company to any tribunal or governmental agency or authority or else stand liable for contempt or suffer other censure or penalty, you may disclose such information to such tribunal or governmental agency or authority without liability hereunder; provided, however, that you shall give the Company written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company designates.

          You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that you will not, for a period of three years from the date hereof: (a) make any public announcement with respect to, or make any proposal (whether to the Company or any other person) for, a transaction between or involving the Company or any of its securities or security holders and yourself (and/or any of your affiliates and/or any "group" (within the meaning of Section 13(d) under the Securities Exchange Act of 1934 and the rules and regulations thereunder) of which you or your affiliates are a part), whether or not any other parties are also involved, directly or indirectly, in such proposal or transaction, unless such proposal is directed and disclosed solely to the management of the Company or its designated representatives, and the Company shall have requested in writing in advance the submission of such proposal (and shall have consented in writing, in advance, in the case of any proposal from or involving parties in addition to, or other than, yourself, to the involvement of such additional or other parties); nor
(b) directly or indirectly, without the express prior written request of the Company (i) by purchase or otherwise, through your affiliates or otherwise, alone or with others, acquire, seek, offer to acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of any voting securities of the Company or any of its affiliates or direct or indirect rights (including convertible securities) or options to acquire such ownership, or

Thomas W. Sturgess, Chairman
Associated Stationers Inc.
November 16, 1994
Page 4

act in concert with any person which so acquires, seeks, offers to acquire, or agrees to acquire any such ownership, or (ii) seek to influence or control, the management or policies of the Company or any of its affiliates (including, without limitation, through the solicitation of proxies or written consents or the public announcement of an intention to do so). You also agree during such period not to (i) publicly disclose any intention, plan or arrangement inconsistent with the foregoing, (ii) advise, assist, solicit or encourage any other persons in connection with any of the foregoing or (iii) publicly request the Company (or its directors, officers, employees, agents or representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this clause (iii)). You further acknowledge and agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations with, or directly or indirectly involving, you at any time.

          In the event that not transaction is effected between you and the Company or its security holders after you have been furnished with the Evaluation Material, you will promptly, upon the request of the Company, deliver to the Company the Evaluation Material, without retaining any copy thereof (provided, however, to the extent such Evaluation Material constitutes analyses, compilations, studies or other document preparation by you or on your behalf, you may instead destroy the same and certify in writing to the Company such destruction).

          Although we have endeavored to include in the Evaluation Material information known to us which we believe to be relevant for the purpose of your investigation, you understand that we do not make any representation or warranty as to the accuracy or completeness of the Evaluation Material and that any representations and warranties, if any, to be made in connection with a possible transaction will be contained only in a definitive transaction agreement, if any, to be executed in connection therewith. You agree that neither the Company nor its representatives shall have any liability to your or any of your representatives resulting from the use of the Evaluation Material supplied by us or our representatives and that any work undertaken by you or your representatives with respect to a possible transaction is not at the request of the Company and is entirely at your and your representatives' own risk and expense. Nothing herein contained shall be deemed to constitute, by implication or otherwise, a commitment on the part of the Company to pursue, negotiate or enter into any transaction agreement with

Thomas W. Sturgess, Chairman
Associated Stationers Inc.
November 16, 1994
Page 5


you. In addition, you acknowledge that you and the Company are direct competitors and that, without implication that this letter constitutes an obligation of the Company to furnish information to you, the Company currently does not intend to furnish to you or your representatives information which the Company believes to be competitively sensitive.

          The term "Evaluation Material" as used herein does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your agents or representatives or
(ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or its representatives.

          In addition, it is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. You and the Company also agree that if any action, suit or proceeding is brought to enforce the terms of this letter agreement, the losing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in enforcing its rights hereunder.

          This letter agreement shall be governed and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflict of laws thereof.

          If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter

Thomas W. Sturgess, Chairman
Associated Stationers Inc.
November 16, 1994
Page 6


agreement, which will constitute our agreement with respect to the matters set forth herein.


                                        By:
                                           -----------------------------
                                           Name:  Joel D. Spungin
                                           Title: Chairman and Chief
                                                  Executive Officer


Confirmed and Agreed to
this ____ day of _____________,
1994


By:
   -------------------------------
   Name:  Thomas W. Sturgess
   Title: Chairman


WINGATE PARTNERS


By:
   -------------------------------
    Thomas W. Sturgess

                                United Stationers Inc.
                                2200 East Golf Road
                                Des Plaines, IL 60016

                                November 16, 1994

Associated Stationers Inc.
1075 Hawthorn Drive
Itasca, IL 60163

Wingate Partners
750 N. St. Paul, Suite 1200
Dallas, Tx 75201
Attention: Thomas W. Sturgess, Chairman

Dear Tom:

           Simultaneously herewith, we have entered into a confidentiality agreement dated the date hereof in connection with your evaluation of the possibility of a transaction between United Stationers Inc. (the "Company") and/or its security holders and yourself (the "Potential Transaction").

           As a further condition to our furnishing you the information which is the subject of such confidentiality agreement and to our willingness to enter any discussions regarding the Potential Transaction, we are requiring that both partners agree, as set forth below, to certain restrictions with respect to our respective employees.

           From and after the date hereof, and until the expiration of two years following the abandonment or termination of discussions regarding the Potential Transaction, neither you nor the Company shall, directly or indirectly, solicit the employment of, or employ, any general management employee of the other. The restrictions contained in the immediately preceding sentence apply to any person who is a general management employee of the Company, or you, at any time form and after the date hereof until the expiration of two years following the abandonment or termination of discussions regarding the Potential Transaction.

Thomas W. Sturgess, Chairman
Associated Holdings Inc.
Wingate Partners
November 16, 1994



          If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.


                                         By:________________________
                                            Name:  Joel D. Spungin
                                            Title: Chairman and Chief
                                                   Executive Officer


Confirmed and Agreed to
this ___ day of __________,
1994

By:_________________________
   Name:  Thomas W. Sturgess
   Title: Chairman


WINGATE PARTNERS

By:_________________________
   Thomas W. Sturgess

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